                                                                     EXHIBIT 2.1
================================================================================




                              AMENDED AND RESTATED

                                 AGREEMENT AND

                                 PLAN OF MERGER

                                  by and among

                        CB RICHARD ELLIS SERVICES, INC.,

                               CBRE HOLDING, INC.

                                      and

                                 BLUM CB CORP.





                                 April 24, 2001



================================================================================

                                  TABLE OF CONTENTS

                                                                                                          Page
ARTICLE 1    DEFINITIONS................................................................................   1

       1.1.  Definitions................................................................................   1

ARTICLE 2    THE MERGER.................................................................................   7

       2.1.  The Merger.................................................................................   7

       2.2.  Organizational Documents...................................................................   7

       2.3.  Directors and Officers.....................................................................   8

ARTICLE 3    CONVERSION OF SECURITIES AND RELATED MATTERS...............................................   8

       3.1.  Capital Stock of Acquiror..................................................................   8

       3.2.  Cancellation of Treasury Stock and Acquiror Owned Shares...................................   8

       3.3.  Conversion of Company Shares...............................................................   8

       3.4.  Exchange of Certificates...................................................................   8

       3.5.  Company Stock Options......................................................................  10

       3.6.  Deferred Compensation Plan.................................................................  10

       3.7.  Capital Accumulation Plan..................................................................  11

       3.8.  Dissenting Shares..........................................................................  11

ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................................  12

       4.1.  Corporate Existence and Power..............................................................  12

       4.2.  Corporate Authorization....................................................................  12

       4.3.  Governmental Authorization.................................................................  13

       4.4.  Non-Contravention..........................................................................  13

       4.5.  Capitalization.............................................................................  13

       4.6.  Subsidiaries...............................................................................  14

       4.7.  Company SEC Documents......................................................................  15

       4.8.  Financial Statements; No Material Undisclosed Liabilities..................................  15

       4.9.  Absence of Certain Changes.................................................................  16

      4.10.  Litigation.................................................................................  16

      4.11.  Taxes......................................................................................  17

      4.12.  Employee Benefits..........................................................................  17

      4.13.  Compliance with Laws; Licenses, Permits and Registrations..................................  20

      4.14.  Title to Properties........................................................................  20

      4.15.  Intellectual Property......................................................................  20

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
      4.16.  Finders' Fees; Opinions of Financial Advisor...............................................  21

      4.17.  Labor Matters..............................................................................  21

      4.18.  Material Contract Defaults.................................................................  21

      4.19.  Required Vote; Board Approval..............................................................  22

      4.20.  Information to Be Supplied.................................................................  22

      4.21.  Disclaimer of Other Representations and Warranties.........................................  23

ARTICLE 5    REPRESENTATIONS AND WARRANTIES OF HOLDING AND ACQUIROR.....................................  23

       5.1.  Corporate Existence and Power..............................................................  23

       5.2.  Corporate Authorization....................................................................  23

       5.3.  Governmental Authorization.................................................................  24

       5.4.  Non-Contravention..........................................................................  24

       5.5.  Financing..................................................................................  24

       5.6.  Information to Be Supplied.................................................................  25

       5.7.  No Breach..................................................................................  26

       5.8.  Disclaimer of Other Representations and Warranties.........................................  26

ARTICLE 6    COVENANTS OF THE COMPANY...................................................................  26

       6.1.  Company Interim Operations.................................................................  26

       6.2.  Stockholder Meeting........................................................................  29

       6.3.  Acquisition Proposals; Board Recommendation................................................  29

ARTICLE 7    COVENANTS OF HOLDING AND ACQUIROR..........................................................  31

       7.1.  Director and Officer Liability.............................................................  31

       7.2.  Employee Benefits..........................................................................  33

       7.3.  Severance Plan.............................................................................  34

       7.4.  Conduct of Holding and Acquiror............................................................  34

       7.5.  Transfer Taxes.............................................................................  34

       7.6.  Investment Banking Fee.....................................................................  34

       7.7.  Financing Arrangements.....................................................................  34

       7.8.  Contribution and Voting Agreement..........................................................  35

       7.9.  Board Member...............................................................................  35

ARTICLE 8    COVENANTS OF HOLDING, ACQUIROR AND THE COMPANY.............................................  35

       8.1.  Efforts and Assistance.....................................................................  35

       8.2.  Proxy Statement and Schedule 13E-3.........................................................  37

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
       8.3.  Public Announcements.......................................................................  38

       8.4.  Access to Information; Notification of Certain Matters.....................................  38

       8.5.  Further Assurances.........................................................................  39

       8.6.  Registration Statement.....................................................................  39

       8.7.  Disposition of Litigation..................................................................  40

       8.8.  Confidentiality Agreements.................................................................  40

       8.9.  Resignation of Directors...................................................................  40

      8.10.  Senior Subordinated Notes..................................................................  40

ARTICLE 9    CONDITIONS TO MERGER.......................................................................  42

       9.1.  Conditions to the Obligations of Each Party................................................  42

       9.2.  Conditions to the Obligations of the Company...............................................  42

       9.3.  Conditions to the Obligations of Acquiror..................................................  43

ARTICLE 10   TERMINATION................................................................................  44

      10.1.  Termination................................................................................  44

      10.2.  Effect of Termination......................................................................  45

      10.3.  Fees and Expenses..........................................................................  46

ARTICLE 11   MISCELLANEOUS..............................................................................  46

      11.1.  Notices....................................................................................  46

      11.2.  Amendment and Restatement; Effectiveness of Representations and Warranties and Agreements..  47

      11.3.  Survival of Representations, Warranties and Covenants after the Effective Time.............  47

      11.4.  Amendments; No Waivers.....................................................................  47

      11.5.  Successors and Assigns.....................................................................  47

      11.6.  Counterparts; Effectiveness; Third Party Beneficiaries.....................................  48

      11.7.  Governing Law..............................................................................  48

      11.8.  Jurisdiction...............................................................................  48

      11.9.  Enforcement................................................................................  48

     11.10.  Entire Agreement...........................................................................  48

     11.11.  Authorship.................................................................................  48

     11.12.  Severability...............................................................................  48

     11.13.  Waiver of Jury Trial.......................................................................  49

     11.14.  Headings; Construction.....................................................................  49

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the
"Agreement") is made and entered into this 24th day of April 2001, by and among CB Richard Ellis Services, Inc., a Delaware corporation (the "Company"), CBRE Holding, Inc. a Delaware corporation formerly known as BLUM CB Holding Corp. ("Holding"), and BLUM CB Corp., a Delaware corporation wholly owned by Holding ("Acquiror").

     WHEREAS, a Special Committee of the Board of Directors of the Company has (i) determined that the Merger (as defined herein) is advisable and in the best interest of the Company's stockholders (other than the members of the Buying Group (as defined herein)), and (ii) approved the Merger and recommended approval of the Merger by the Board of Directors of the Company;

     WHEREAS, the Board of Directors of the Company, subsequent to the recommendation of the Special Committee, has (i) determined that the Merger is advisable and in the best interest of the Company's stockholders (other than the members of the Buying Group), and (ii) approved the Merger;

     WHEREAS, the Board of Directors of each of Holding and Acquiror has determined that the Merger is advisable and in the best interest of its stockholders;

     WHEREAS, Holding, Acquiror and certain stockholders of the Company
(the "Buying Group") have entered into a contribution and voting agreement, a copy of which is attached hereto as Exhibit A (the "Contribution and Voting
                                    ---------
Agreement"), pursuant to which, among other things, those stockholders have agreed to vote their Company Shares in favor of adopting and approving this Agreement and the Merger;

     WHEREAS, by resolutions duly adopted, the respective Boards of Directors of the Company, Holding and Acquiror have approved and adopted this Agreement and the transactions and other agreements contemplated hereby; and

     WHEREAS, the parties to this Agreement previously entered into an Agreement and Plan of Merger, dated as of February 23, 2001 (the "Original Agreement"), and this Agreement constitutes an amendment and restatement of the Original Agreement.

     NOW, THEREFORE, in consideration of the premises and promises contained herein, and intending to be legally bound, the parties hereto agree as set forth below.

                                   ARTICLE 1

                                  DEFINITIONS

     1.1.   Definitions.  (a) As used herein, the following terms have the
            -----------
meanings set forth below:

            "Acquiror Share" means one share of common stock of Acquiror, $0.01 par value per share.

            "Acquisition Proposal" means any offer or proposal (whether or not in writing) from any Third Party regarding any of the following: (a) a transaction pursuant to which a Third Party acquires or would acquire beneficial ownership of more than fifteen percent (15%) of the outstanding shares of any class of Equity Interests of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (b) a merger, consolidation, business combination, reorganization, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, or (c) any transaction which would result in a Third Party acquiring 15% or more of the fair market value on a consolidated basis of the assets (including, without limitation, the capital stock of Subsidiaries) of the Company and its Subsidiaries immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise).

            "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "Business Day" means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York.

            "Capital Accumulation Plan" means the Capital Accumulation Plan of the Company as amended through the date of this Agreement.

            "Code" means the U.S. Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

            "Company Balance Sheet" means the Company's consolidated balance sheet included in the Company 10-K relating to its year ended on December 31, 1999.

            "Company Material Adverse Effect" means any material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or the other agreements and transactions contemplated hereby; provided, however, that this definition shall exclude any material adverse effect arising out of any change or development resulting from (v) U.S. or global general economic or political conditions, (w) conditions generally affecting the industry in which the Company and its Subsidiaries operate, (x) changes in U.S. or global financial markets or conditions, (y) any generally applicable change in Law or GAAP or interpretation of any thereof and/or (z) the announcement of this Agreement or the transactions contemplated hereby or the Company's performance of its obligations under this Agreement and compliance with the covenants set forth herein.

            "Company Share" means one share of common stock of the Company, $0.01 par value per share.

            "Company SEC Documents" means (a) the annual report on Form 10-K of the Company (the "Company 10-K"), for the years ended December 31, 1998 and 1999, (b) the quarterly reports on Form 10-Q of the Company for the quarters ended March 31, June 30 and September 30, 1999 and 2000, (c) the Company's proxy statements relating to meetings of, or actions taken without a meeting by, the Company Stockholders, since January 1, 1999, and (d) all other reports, filings, registration statements and other documents filed by the Company with the SEC since January 1, 1999; in each case including all exhibits, appendices and attachments thereto, whether filed therewith or incorporated by reference therein.

            "Company Stockholders" or "Stockholders" means the stockholders of the Company as of the date hereof, as of the record date for the Company Stockholder Meeting and as of the Closing Date, as applicable.

            "Deferred Compensation Plan" means the Deferred Compensation Plan of the Company, as amended and restated as of November 1, 1999, and as further amended through the date of this Agreement.

            "Equity Interest" means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Governmental Entity" means any federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

            "Holding Material Adverse Effect" means any change or effect that would prevent or materially impair the ability of Holding or Acquiror to consummate the Merger and the other transactions contemplated by this Agreement.

            "Joint Venture" means, with respect to any Person, any corporation or other entity (including a division or line of business of such corporation or other entity) (a) of which such Person and/or any of its Subsidiaries beneficially owns a portion of the Equity Interests that is insufficient to make such corporation or other entity a Subsidiary of such Person, and (b) that is engaged in the same business as such Person or its Subsidiaries or in a related or complementary business. "Company Joint Venture" means a Joint Venture of the Company.

            "Knowledge" means, with respect to the matter in question, if any of the executive officers of the Company listed in Section 1.1 of the Company Disclosure Schedule has actual knowledge of the matter.

            "Law" means any federal, state, local or foreign law, rule, regulation, judgment, code, ruling, statute, order, decree, injunction or ordinance or other legal requirement.

            "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of an asset; provided, however, that the term "Lien" shall not include (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business or (c) liens for Taxes being contested in good faith.

            "Material Joint Venture" means a Company Joint Venture in which the Company and the Company Subsidiaries, collectively, have invested, or committed to invest, at least $3.0 million.

            "Material Subsidiary" means a Company Subsidiary with more than $25.0 million in consolidated revenue during the Company's fiscal year ended December 31, 2000.

            "Non-U.S. Competition Laws" means all (a) non-U.S. Laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, (b) antitrust Laws by antitrust authorities outside of the United States and (c) takeover Laws of jurisdictions outside of the United States.

            "Person" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

            "Prospectus" means the prospectus included in the Registration Statement, together with any amendments or supplements thereto.

            "Proxy Statement" means the proxy statement relating to the Company Stockholder Meeting, together with any amendments or supplements thereto.

            "RCBA" means RCBA Strategic Partners, L.P., a Delaware limited partnership and the sole stockholder of Holding as of the date hereof.

            "Registration Statement" means the Registration Statement on Form S-1 or comparable form, together with any supplements thereto, registering shares of common stock of Holding for issuance to employees of the Company under the Securities Act.

            "Schedule 13E-3" means the Statement on Schedule 13E-3 to be filed by the Company and Holding concurrently with the filing of the Proxy Statement pursuant to the Exchange Act, together with any amendments or supplements thereto.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Special Committee" means the Special Committee of the Board of Directors appointed by resolution of the Company's Board of Directors adopted on November 10, 2000.

            "Subsidiary" means, with respect to any Person, any corporation or other entity (including joint ventures) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned, by such Person. "Company Subsidiary" means a Subsidiary of the Company.

            "Superior Proposal" means any of the transactions described in the definition of Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 51% for purposes of this definition) that is on terms which a majority of the disinterested members of the Company's Board of Directors or the Special Committee determines in good faith, after considering the advice of outside legal counsel and financial advisors (a) represents a financially superior transaction for the Company's Stockholders (other than Holding, Acquiror and the members of the Buying Group and each of their respective Affiliates) to the transactions contemplated hereby; (b) would result in a transaction, if consummated, that would be more favorable to the Company's Stockholders (other than Holding, Acquiror and the members of the Buying Group and each of their respective Affiliates) (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby; and (c) is reasonably capable of being consummated (including, without limitation, the availability of committed financing).

            "Taxes" means all United States federal, state, local or foreign income, profits, estimated gross receipts, windfall profits, environmental (including taxes under Section 59A of the Code), severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, social security (or similar), disability, transfer, registration, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, estimated, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect therefore imposed by any Governmental Entity, whether disputed or not.

            "Third Party" means a Person (or group of Persons) other than Holding, Acquiror or any of their Affiliates (excluding the Company and its controlled Affiliates).

            (b) Each of the following terms is defined in the Section set forth opposite such term:

            Terms                                         Section
            -----                                         -------

            Acquiror                                      Preamble
            Agreement                                     Preamble
            Buying Group                                  Preamble
            Certificate of Merger                         2.1(b)
            Certificates                                  3.4(a)
            Claim                                         7.1(b)
            Closing                                       2.1(d)
            Closing Date                                  2.1(d)
            Commitment Letters                            5.5(a)
            Company                                       Preamble
            Company Employee Plans                        4.12(a)
            Company Intellectual Property                 4.15
            Company Option                                3.5(a)
            Company Preferred Stock                       4.5(a)
            Company Recommendation                        6.2
            Company Returns                               4.11
            Company Securities                            4.5(b)
            Company Stockholder Approval                  4.19(a)
            Company Stockholder Meeting                   6.2
            Confidentiality Agreement                     8.4(a)
            Contribution and Voting Agreement             Preamble
            CSFB                                          5.5(a)
            Debt Offer                                    8.10(a)
            DGCL                                          2.1(a)
            DLJ                                           5.5(a)
            Dissenting Shares                             3.8(a)
            Effective Time                                2.1(b)
            End Date                                      10.1(b)(i)
            ERISA                                         4.12(a)
            ERISA Affiliate                               4.12(a)
            Exchange Agent                                3.4(a)
            Exchange Fund                                 3.4(a)
            Financing                                     5.5(a)
            Financing Agreements                          7.7(a)
            Foreign Plan                                  4.12(i)
            GAAP                                          4.8(a)
            Holding                                       Preamble
            Holding Shares                                3.7(a)
            HSR Act                                       4.3
            Indemnified Parties                           7.1(b)
            Indenture                                     8.10(a)
            Letter of Transmittal                         8.10(c)
            Loan Shares                                   4.5(a)

            Material Contracts                            4.18
            Merger                                        2.1(a)
            Merger Consideration                          3.3
            Multiemployer Plan                            4.12(b)
            Notes                                         8.10(a)
            Offer Documents                               8.10(c)
            Offer to Purchase                             8.10(c)
            Permits                                       4.13(b)
            Permitted Actions                             6.3(a)
            Phantom Shares                                4.5(a)
            Plan Proceeds                                 3.7(a)
            Retirement Plan                               4.12(b)
            Secretary of State                            2.1(b)
            Share Limit                                   3.7(a)
            Stock Fund Participant                        3.7(a)
            Surviving Corporation                         2.1(a)
            Termination Fee                               10.2(b)
            Transfer Taxes                                7.5
            Vested CBRE Stock Fund Units                  3.6(a)


                                  ARTICLE  2


                                  THE MERGER

     2.1.   The Merger.
            ----------
     (a) At the Effective Time, Acquiror shall be merged with and into the Company (the "Merger") in accordance with the terms and conditions of this Agreement and the Delaware General Corporation Law (the "DGCL"), at which time the separate corporate existence of Acquiror shall cease and the Company shall continue its existence. In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to the Company as the "Surviving Corporation".

     (b) As soon as practicable on or after the Closing Date, the Company and Acquiror will file a certificate of merger or other appropriate documents (the "Certificate of Merger") with the Delaware Secretary of State (the "Secretary of State") and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger is duly filed with and accepted by the Secretary of State, or at such later time as is agreed upon by the parties and specified in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the "Effective Time").

     (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.


     (d) The closing of the Merger (the "Closing") shall be held at the offices of Simpson Thacher & Bartlett, 3330 Hillview Avenue, Palo Alto, California 94304 (or such other place as agreed by the parties) on the later of
(a) the date of the Company Stockholder Meeting, or (b) the day on which all of the conditions set forth in Article 9 are satisfied or waived, unless the parties hereto agree to another date. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date".

     2.2.   Organizational Documents.  The Certificate of Merger shall provide
            ------------------------
that at the Effective Time (a) the Company's certificate of incorporation in effect immediately prior to the Effective Time shall be the Surviving Corporation's certificate of incorporation and (b) the Company's by-laws in effect immediately prior to the Effective Time shall be the Surviving Corporation's by-laws, in each case until amended in accordance with applicable Law.

     2.3.   Directors and Officers.  From and after the Effective Time (until
            ----------------------
successors are duly elected or appointed and qualified), (a) Acquiror's directors at the Effective Time shall be the Surviving Corporation's directors and (b) the Company's officers immediately prior to the Effective Time shall be the Surviving Corporation's officers

                                   ARTICLE 3

                 CONVERSION OF SECURITIES AND RELATED MATTERS

     3.1.   Capital Stock of Acquiror.  As of the Effective Time, by virtue of
            -------------------------
the Merger and without any action on the part of the holder of any Company Share or Acquiror Share each Acquiror Share issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation.

     3.2.   Cancellation of Treasury Stock and Acquiror Owned Shares.  As of the
            --------------------------------------------------------
Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share or Acquiror Share, each Company Share held by the Company as treasury stock or owned by Holding, Acquiror or any Company Subsidiary immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made or consideration delivered in respect thereof.

     3.3.   Conversion of Company Shares. As of the Effective Time, by virtue of
            ----------------------------
the Merger and without any action on the part of the holder of any Company Share or Acquiror Share, each Company Share issued and outstanding immediately prior to the Effective Time (other than (a) shares to be cancelled in accordance with Section 3.2 and (b) Dissenting Shares) shall be converted into the right to receive in cash from Acquiror, without interest, an amount equal to $16.00 (the "Merger Consideration").

     3.4.   Exchange of Certificates.
            ------------------------

     (a)    Exchange Agent. Promptly after the date hereof, Acquiror shall
            --------------
appoint a bank or trust company reasonably acceptable to the Company as an agent (the "Exchange Agent") for the benefit of holders of Company Shares for the purpose of exchanging, pursuant to this Article 3, certificates representing the Company Shares (the "Certificates"). Acquiror will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of Company Shares pursuant to this Article 3 (the "Exchange Fund"), and except as contemplated by Section 3.4(f) or Section 3.4(g) hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the Merger Consideration as directed by the Acquiror or the Surviving Corporation, as the case may be, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

     (b)    Exchange Procedures. As promptly as practicable after the Effective
            -------------------
Time, the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each record holder of Certificates a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent), for use in the exchange contemplated by this Section 3.4. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the holder shall be entitled to receive in exchange therefor the Merger Consideration as provided in this Article 3 in respect of the Company Shares represented by the Certificate (after giving effect to any required withholding Tax). Until surrendered as contemplated by this Section 3.4, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration.

     (c)    No Further Rights in Company Shares. All cash paid upon surrender of
            -----------------------------------
Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Company Shares represented thereby. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Company Shares, except as otherwise provided herein or by Law. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company's stock transfer books of any Company Shares, other than transfers that occurred before the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.4.

     (d)    Alternate Endorsement. If payment of the Merger Consideration in
            ---------------------
respect of Company Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such Tax either has been paid or is not payable.

     (e)    Return of Merger Consideration. Upon demand by the Surviving
            ------------------------------
Corporation, the Exchange Agent shall deliver to the Surviving Corporation any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.4 that remains undistributed to holders of Company Shares six (6) months after the Effective Time. Holders of Certificates who have not complied with this Section 3.4 prior to the demand by the Surviving Corporation shall thereafter look only to the Surviving Corporation for payment of any claim to the Merger Consideration.

     (f)    No Liability. None of Holding, the Surviving Corporation or the
            ------------
Exchange Agent shall be liable to any Person in respect of any Company Shares (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     (g)    Withholding Rights. Each of the Surviving Corporation and Acquiror
            ------------------
shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any Person any amounts which it is required to deduct and withhold with respect to payment under any provision of federal, state or local income tax Law. To the extent that the Surviving Corporation or Acquiror withholds those amounts, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which deduction and withholding was made by the Surviving Corporation or Acquiror, as the case may be.

     (h)    Lost Certificates. If any Certificate has been or is claimed to have
            -----------------
been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration.

     3.5.   Company Stock Options.
            ---------------------

     (a) At the Effective Time, each option to purchase Company Shares (each, a "Company Option") outstanding under any stock option or compensation plan or arrangement of the Company, whether or not vested, shall be canceled and in consideration of such cancellation, the Surviving Corporation shall pay to each holder of a canceled Company Option, as soon as practicable following the Effective Time, an amount per Company Share subject to such canceled Company Option equal to the greater of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Company Share subject to such canceled Company Option and (ii) $1.00.

     (b) Prior to the Effective Time, the Company, Holding and Acquiror shall take all commercially reasonable actions to (i) obtain all necessary consents from the holders of Company Options and (ii) take such other actions (including, without limitation, amending the terms of any Company stock option or compensation plan or arrangement), necessary to give effect to the transactions contemplated by Section 3.5(a).

     3.6.   Deferred Compensation Plan.
            --------------------------
     (a) At the Effective Time, the Deferred Compensation Plan shall be amended so that each CBRE Stock Fund Unit (as defined in the Deferred Compensation Plan) shall thereafter represent the right to receive a share of the common stock of Holding in accordance with the terms and conditions set forth in the Deferred Compensation Plan. Each participant in the Deferred Compensation Plan who has CBRE Stock Fund Units that are vested as of the Effective Time and are credited to his or her account as of the Effective Time ("Vested CBRE Stock Fund Units") will be required, prior to the Effective Time, to make one of the following elections with respect to such Vested CBRE Stock Fund Units: (i) convert the value of his or her Vested CBRE Stock Fund Units (based upon the Merger Consideration) into any of the insurance mutual fund or interest index fund alternatives provided under the Deferred Compensation Plan as of the Effective Time, or (ii) continue to hold the Vested CBRE Stock Fund Units in his or her account under the Deferred Compensation Plan; provided,
                                                                  --------
however, that the election set forth in the foregoing clause (ii) shall only be
-------
available to participants in the Deferred Compensation Plan who have Vested CBRE Stock Fund Units and are United States employees of the Company or any of its Subsidiaries or independent contractors of the Company or its Subsidiaries in the states of California, New York, Illinois or Washington, in each of the foregoing cases as of the Effective Time.

     (b) Prior to the Effective Time, the Company, Holding and Acquiror shall take all commercially reasonable actions (including, without limitation, amending the terms of the Deferred Compensation Plan) necessary to give effect to the transactions contemplated by Section 3.6(a).

     3.7.   Capital Accumulation Plan.
            -------------------------
     (a) In accordance with Section 3.3, at the Effective Time, each participant in the Company's Capital Accumulation Plan with an account balance invested in the Company Stock Fund (as defined in the Company's Capital Accumulation Plan) (a "Stock Fund Participant") shall receive, in consideration for such participant's Company Shares in the Company Stock Fund, the product of
(i) the number of Company Shares held in the Company Stock Fund at such time multiplied by (ii) the Merger Consideration (the "Plan Proceeds"). As of the Effective Time, provided that the Registration Statement shall have been declared effective by the SEC prior thereto, each participant in the Company's Capital Accumulation Plan who is a United States employee of the Company or any of its Subsidiaries as of the Effective Time (the "Eligible Participants"), may invest, pursuant to the terms of the Capital Accumulation Plan, in shares of the Class A Common Stock of Holding, par value $0.01 per share (the "Holding Shares"), based on a per share price equal to the Merger Consideration; provided, however, that the aggregate number of Holding Shares that all Eligible Participants will be entitled to purchase shall not exceed fifty percent of the total number of Company Shares held in the Company Stock Fund by all Stock Fund Participants as of April 1, 2001 (the "Share Limit"); provided, further, that Holding may increase the Share Limit in its sole discretion. In the event that the Eligible Participants request to purchase an aggregate number of Holding Shares in excess of the Share Limit, the amount subscribed to by each Eligible Participant shall be reduced pro rata based on the number of shares of Holding each Eligible Participant initially requested to purchase. Notwithstanding anything to the contrary stated herein, no Eligible Participant will be entitled to have greater than 50% of his or her total account balance in the Capital Accumulation Plan invested in Holding Shares as of the Effective Time (with all other investments in the Capital Accumulation Plan account of such Eligible Participant being valued as of the month end immediately preceding the effectiveness of the Registration Statement).

     (b) Prior to the Effective Time, the Company and Holding shall take all commercially reasonable actions (including, without limitation, amending the terms of the Capital Accumulation Plan) necessary to give effect to the transactions contemplated by Section 3.7(a).

     3.8.   Dissenting Shares.
            -----------------
     (a) Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and which are held by Persons who shall have properly demanded in writing appraisal for such shares in accordance with Section 262 (or any successor provision) of the DGCL (the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration as provided hereunder and shall only be entitled to such rights and consideration as are granted by Section 262 (or any successor provision) of the DGCL. Such Persons shall be entitled to receive payment of the appraised value of such Company Shares in accordance with the provisions of Section 262 (or any successor provision) of the DGCL, except that all Dissenting Shares held by Persons who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares under Section 262 (or any successor provision) of the DGCL shall thereupon be deemed to have been converted into the Merger Consideration pursuant to Section
3.3 hereto as of the Effective Time or the occurrence of such event, whichever occurs later.

     (b) The Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal or the payment of the fair cash value of any such shares under the DGCL. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or the payment of the fair cash value of any such shares or offer to settle or settle any such demands.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as disclosed in (i) the Company Disclosure Schedule attached hereto or (ii) the Company SEC Documents filed prior to the date hereof or except as specifically contemplated by this Agreement, the Company represents and warrants to Acquiror as set forth below.

     4.1.   Corporate Existence and Power.  The Company is a corporation, duly
            -----------------------------
incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all corporate powers and authority required to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be qualified would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.2.   Corporate Authorization.  The execution, delivery and performance by
            -----------------------
the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby are within the Company's corporate powers and, except for the Company Stockholder Approval, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the

Company Stockholder Approval and the filing and recordation of the appropriate documents with respect to the Merger in accordance with the DGCL). The Board of Directors of the Company has approved this Agreement and has resolved to recommend that its stockholders vote their shares in favor of the adoption of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and assuming that this Agreement constitutes the valid and binding obligation of Holding and Acquiror, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     4.3.   Governmental Authorization.  The execution, delivery and performance
            --------------------------
by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Entity, other than (a) the filing of (i) the Certificate of Merger in accordance with the DGCL and (ii) the appropriate documents with respect to the Company's qualification to do business with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business;
(b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and any Non-U.S. Competition Laws; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or blue sky Laws; and (e) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The consummation of the Merger and the other transactions contemplated hereby will not result in the lapse of any Permit of the Company or its Subsidiaries or the breach of any authorization or right to use any Permit of the Company or its Subsidiaries or other right that the Company or any of its Subsidiaries has from a Third Party, except where such lapses or breaches would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.4.   Non-Contravention.  The execution, delivery and performance by the
            -----------------
Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the Company's certificate of incorporation or by-laws, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or its Subsidiaries or by which any of their respective properties is bound or affected, (c) constitute a default under (or an event that with notice or lapse of time or both could reasonably be expected to become a default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, franchise, Permit or other similar authorization or joint venture, limited liability or partnership agreement or other instrument binding upon the Company or any Company Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, other than, in the case of clauses (b), (c) and (d), any items that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.5.   Capitalization.
            --------------
     (a) The authorized capital stock of the Company consists of 100,000,000 Company Shares and 8,000,000 shares of preferred stock, $0.01 par value per share ("Company Preferred Stock"). As of February 19, 2001, (i) 21,678,125 Company Shares were issued and outstanding (1,380,094 Company Shares were held in treasury), all of which have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive or similar rights, including (x) 804,911 shares issued pursuant to the Company's 1999 Equity Incentive Plan and 1996 Equity Incentive Plan (the "Loan Shares") and (y) 1,781,837 shares held by the Company's Capital Accumulation Plan, (ii) no Company Shares were held by Subsidiaries of the Company, (iii) 2,679,893 Company Shares were issuable upon the exercise of Company Options then outstanding, (iv) 1,841,233 Company Shares were issuable as a result of elections made under the Company's Deferred Compensation Plan (the "Phantom Shares"), of which 996,338 were vested, (v) 598,147 Company Shares were issuable upon the exercise of Company Warrants then outstanding and (vi) no shares of Company Preferred Stock were issued and outstanding. Since September 30, 2000, the Company has not declared or paid any dividend or distribution in respect of any of its Equity Interests and has not repurchased or redeemed any shares of its Equity Interests, and its Board of Directors has not resolved to do any of the foregoing.

     (b) As of the date hereof, except (i) as set forth in this Section 4.5 and (ii) for changes since February 19, 2001, resulting from the exercise of stock options outstanding on that date, the Company has not issued, or reserved for issuance, any (x) Equity Interests of the Company, (y) securities of the Company convertible into or exchangeable for Equity Interests of the Company or
(z) options, warrants or other rights to acquire from the Company, or obligations of the Company to issue, any Equity Interests of the Company or securities convertible into or exchangeable for Equity Interests of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the "Company Securities"). There are no outstanding agreements or other obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

     (c) Section 4.5(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Company Options, Company Warrants and Loan Shares as of February 19, 2001, which list sets forth the name of the holders thereof and, to the extent applicable, the exercise price or purchase price thereof, the number of Company Shares subject thereto, the governing Company Employee Plan with respect thereto and the expiration date thereof.

     4.6.   Subsidiaries.
            ------------
     (a) Each Subsidiary of the Company (i) is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and has all powers and authority required to own, lease or operate its properties and to carry on its business as now conducted, and (ii) has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, in each case with exceptions which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) All of the outstanding Equity Interests in each Material Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All of the Equity Interests in each of its Material Subsidiaries are beneficially owned, directly or indirectly, by the Company. Such Equity Interests are owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the stock or other ownership interests) and were issued in compliance with Federal and state securities laws, in each case with exceptions which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There are no outstanding (i) securities of the Company or any of its Material Subsidiaries convertible into or exchangeable or exercisable for Equity Interests in any of its Material Subsidiaries, (ii) options, warrants or other rights to acquire from the Company or any of its Material Subsidiaries, or obligations of the Company or any of its Material Subsidiaries to issue, any Equity Interests in, or any securities convertible into or exchangeable or exercisable for any Equity Interests in, any of its Material Subsidiaries or
(iii) agreements, obligations or arrangements of the Company or any of its Material Subsidiaries to issue, sell, repurchase, redeem or otherwise acquire any Equity Interests of any of its Material Subsidiaries.

     (c) Neither the Company, any of its Material Subsidiaries nor, to the Knowledge of the Company, any Material Joint Venture is in violation of any provision of its articles or certificate of incorporation or bylaws or equivalent organizational documents, in each case with exceptions which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.7.   Company SEC Documents.
            ---------------------

     (a) The Company has made available to Acquiror the Company SEC Documents. The Company has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since January 1, 1999. No Company Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

     (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

     (c) No Company SEC Document filed since January 1, 1999 pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company SEC Document, as amended or supplemented, if applicable, filed since January 1, 1999 pursuant to the Securities Act contained, as of the date on which the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     4.8.   Financial Statements; No Material Undisclosed Liabilities.
            ---------------------------------------------------------
     (a) Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents were prepared in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto) throughout the periods involved, and each fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     (b) There are no liabilities or obligations of the Company or any Company Subsidiary, which, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and, in each case, that are required by GAAP to be set forth on a consolidated balance sheet of the Company, other than:

            (i) liabilities or obligations disclosed or provided for (A) in the Company Balance Sheet or disclosed in the notes thereto or (B) in the Company's consolidated balance sheet or disclosed in the notes thereto included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2000;

            (ii) liabilities or obligations incurred after September 30, 2000 in the ordinary course of business consistent with past practice; and

            (iii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

     4.9.   Absence of Certain Changes.  Since September 30, 2000, except as
            --------------------------
otherwise expressly contemplated by this Agreement, the Company and each of its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would be reasonably likely to have a Company Material Adverse Effect; (b) any amendment or change in the Company's certificate of incorporation or by-laws; (c) any material change by the Company in its accounting methods, principles or practices (other than changes required by GAAP after the date of this Agreement); (d) other than in the ordinary course of business, any sale of a material amount of assets of the Company and its Subsidiaries; (e) any material Tax election, any material change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability or (f) any action, event, occurrence, development or state of circumstances or facts that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.10.  Litigation.  There is no action, suit, claim, investigation,
            ----------
arbitration or proceeding pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries or any of their respective assets or properties before any arbitrator or Governmental Entity that would be reasonably likely to have, individually or in the aggregate, a Company

Material Adverse Effect (it being understood that the mere filing of litigation, or mere existence of litigation, by or on behalf of Company Stockholders or any other Person, that challenges or otherwise seeks damages with respect to the transactions contemplated hereby shall not in and of itself be deemed to have such effect). Neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.11.  Taxes.  Except for matters which would not have or would not be
            -----
reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material Tax returns, statements, reports and forms (collectively, the "Company Returns") required to be filed with any taxing authority by, or with respect to, the Company and the Company Subsidiaries have been filed in accordance with all applicable Laws; (b) the Company and the Company Subsidiaries have timely paid all Taxes due and payable whether or not shown as being due on any Company Return (other than Taxes which are being contested in good faith and for which reserves are reflected on the Company Balance Sheet), and, as of the time of filing, the Company Returns correctly reflected the facts regarding the income, business, assets, operations, activities and status of the Company and the Company Subsidiaries; (c) the charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (d) there is no action, suit, proceeding, audit or claim now proposed or pending against the Company or any Company Subsidiary in respect of any Taxes; (e) neither the Company nor the Company Subsidiaries are party to, bound by or have any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates them to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; (f) there are no Liens with respect to Taxes on any of the assets or properties of the Company or the Company Subsidiaries other than with respect to Taxes not due and payable; (g) neither the Company nor any of the Company Subsidiaries (i) is, or has been a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent and (ii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (h) no consent under Section 341(f) of the Code has been filed with respect to the Company or any of the Company Subsidiaries; (i) neither the Company nor any of the Company Subsidiaries has ever entered into a closing agreement pursuant to Section 7121 of the Code; and (j) neither the Company nor the Company Subsidiaries has agreed to make or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

     4.12.  Employee Benefits.
            -----------------

     (a) Except as set forth on the Company Disclosure Schedule and except for any Foreign Plans, neither the Company nor any ERISA Affiliate (as defined below) maintains, administers or contributes to any material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), or any material employment, severance or similar contract, plan, arrangement or policy or any other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which covers any employee or former employee or director of the Company or any Company Subsidiary. The Company has delivered or made available (i) current, accurate and complete copies (or to the extent no such copy exists, an accurate description) of each Company Employee Plan (as defined below and, if applicable, related trust agreements), (ii) all amendments thereto and written interpretations and (iii) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. The material plans (other than the Foreign Plans) listed on Section 4.12 of the Company Disclosure Schedule are referred to collectively herein as the "Company Employee Plans." An "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

     (b) Except as would not have or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) with respect to each Company Employee Plan (other than a plan that constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan")), subject to Title IV of ERISA (a "Retirement Plan"), no "accumulated funding deficiency", as defined in Section 412 of the Code (whether or not waived and no "reportable event", as defined in Section 4043 of ERISA, has been incurred with respect to any Company Employee Plan which is a Retirement Plan, whether or not waived, (ii) no condition exists and no event has occurred that would constitute grounds for termination of any Company Employee Plan which is a Retirement Plan or, with respect to any Company Employee Plan which is a Multiemployer Plan, presents a risk of a complete or partial withdrawal under Title IV of ERISA, (iii) neither the Company nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA and neither the Company nor any ERISA Affiliate would be subject to any withdrawal liability if, as of the Effective Time, the Company, the Company Subsidiaries or any ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such Multiemployer Plan,
(iv) nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has occurred that will make the Company or any Subsidiary, or any officer or director of the Company or any Subsidiary, subject to any liability under Title I of ERISA or liable for any Tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) and (v) neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 or 4212(c) of ERISA.

     (c)    Each Company Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code, except as would not have or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has furnished to Acquiror copies of the most recent Internal Revenue Service determination letters with respect to each

Company Employee Plan. Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan, except as would not have or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) Except as would not have or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Company Employee Plan exists that could result in the payment to any present or former employee of the Company Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any Company Subsidiaries as a result of the transaction contemplated by this Agreement and (ii) there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

     (e) Except as would not have or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the year ended December 31, 1999.

     (f) Except as would not have or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any obligations to provide retiree health and life insurance or other retiree death benefits under any Company Employee Plan, other than benefits mandated by Section 4980B of the Code or under applicable Law, and each such Company Employee Plan may be amended or terminated without incurring any material liability thereunder.

     (g) Except as would not have or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Company Employee Plan is under audit or is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor, to the Knowledge of the Company, is any such audit or investigation threatened or pending and (ii) with respect to any Company Employee Plan, (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and (B) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

     (h) Except as would not have or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Retirement Plan, as of the Effective Time, the assets of each such Retirement Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Retirement Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

     (i) Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all contributions required to be made by the Company or any Material Subsidiary with respect to a Foreign Plan have been timely made, (ii) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Laws and has been maintained, where required, in good standing with the applicable Governmental Entity and (iii) neither the Company nor any Material Subsidiary has incurred any obligation in connection with the termination or withdrawal from any Foreign Plan. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or any Material Subsidiary with respect to employees (or former employees) employed outside the United States.

     4.13.  Compliance with Laws; Licenses, Permits and Registrations.
            ---------------------------------------------------------

     (a) Neither the Company nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any Laws, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) The Company and each of its Subsidiaries has all permits, licenses, easements, variances, exemptions, consents, certificates, approvals, authorizations of and registrations (collectively, "Permits") with and under all federal, state, local and foreign Laws, and from all Governmental Entities required by the Company and each of its Material Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have the Permits would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.14.  Title to Properties.
            -------------------

     (a) The Company and each of its Subsidiaries have good title to, or valid leasehold interests in, all their properties and assets, except for (i) those which are no longer used or useful in the conduct of their businesses and
(ii) defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that, in the aggregate, would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All of these assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Material Subsidiaries are in substantial compliance with the terms of all leases of their properties or assets to which they are a party, and all such leases are in full force and effect and (ii) the Company and each of its Material Subsidiaries enjoy peaceful and undisturbed possession under all such leases.

     4.15.  Intellectual Property.  Except as would not be reasonably likely to
            ---------------------
have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries own or have a valid license or other right to use each trademark, service mark, trade name, domain name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "Company Intellectual Property") necessary to carry on the business of the Company and its Subsidiaries, taken as a whole, as currently conducted. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of infringement of or challenge to, and there are no claims pending with respect to the rights of others to the use of, any Company Intellectual Property that, in any such case would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.16.  Finders' Fees; Opinions of Financial Advisor.
            --------------------------------------------

     (a) Except for Morgan Stanley & Co. Incorporated, whose fees and expenses will be borne by the Company, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any of its Subsidiaries which might be entitled to any fee or commission from the Company, Holding, Acquiror or any of their respective Affiliates upon consummation of the Merger or the other transactions contemplated by this Agreement. The Company has heretofore furnished to the Acquiror complete and correct copies of all agreements between the Company or its Subsidiaries and Morgan Stanley & Co. Incorporated pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

     (b) The Special Committee has received the opinion of Morgan Stanley & Co. Incorporated, dated as of the date hereof, to the effect that, as of such date, and subject to the qualifications stated therein, the Merger Consideration is fair to the holders of Company Shares (other than Acquiror and the members of the Buying Group and each of their respective Affiliates) from a financial point of view.

     4.17.  Labor Matters. There are no strikes, slowdowns, work stoppages,
            -------------
lockouts or other material labor controversies pending or, to the Knowledge of the Company, threatened by or between the Company or any of its Material Subsidiaries and any of their respective employees that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. The Company and each of its Material Subsidiaries is in compliance with all applicable Laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.18.  Material Contract Defaults.  To the Knowledge of the Company,
            --------------------------
neither the Company nor any of its Material Subsidiaries is, or has received any notice that any other party is, in default or unable to perform in any respect under any material contracts, agreements, commitments, arrangements, leases, licenses, policies or other instruments to which it or any of its Material Subsidiaries is a party or by which it or any of its Material Subsidiaries is bound ("Material Contracts"), except for those defaults which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, except for those defaults which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received written notice of the termination of, or intent to terminate any Material Contract, except for such notices or terminations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.19.  Required Vote; Board Approval.
            -----------------------------

     (a) Under the DGCL (including, without limitation, Section 203 thereof), the Company's certificate of incorporation and by-laws and any other applicable Law or stock exchange rules, the only votes required of the holders of any class or series of the Company's Equity Interests necessary to adopt this Agreement and to approve the Merger and the other transactions contemplated hereby are the following: (i) the approval, assuming a quorum is present, of a majority of the Company Shares voting in person or by proxy at such meeting, and (ii) the approval, and not the written consent, of at least 66 2/3% of the outstanding Company Shares which are not owned by any "interested stockholder" (as defined in Section 203 of the DGCL) (collectively, "Company Stockholder Approval").

     (b) The Special Committee and the Company's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its Stockholders (other than Holding, Acquiror and the members of the Buying Group and each of their respective Affiliates), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend to the Company Stockholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

     4.20.  Information to Be Supplied.
            --------------------------

     (a) The information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the
Schedule 13E-3 will, at the time it is first filed with the SEC and at any time it is amended or supplemented, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     (b) The Proxy Statement will, at the time of the mailing thereof and at the time of the Company Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which has become untrue or misleading.

     (c) The Registration Statement and the Schedule 13E-3 (in each case with respect to information provided by or incorporated by reference from, the Company) and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     (d) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Registration Statement, the Proxy Statement or the Schedule 13E-3 based on information supplied by Holding or Acquiror for inclusion or incorporation by reference therein.

     4.21.  Disclaimer of Other Representations and Warranties.  The Company
            --------------------------------------------------
does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. It is understood that any data, any financial information or any memoranda or other materials or presentations are not and shall not be deemed to be or to include representations and warranties of the Company. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any Company Subsidiary or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF HOLDING AND ACQUIROR

     Except as disclosed in the Holding and Acquiror Disclosure Schedule attached hereto, Holding and Acquiror, jointly and severally, represent and warrant to the Company that:

     5.1.   Corporate Existence and Power.  Each of Holding and Acquiror is a
            -----------------------------
corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate powers and authority required to own, lease and operate its properties and carry on its business as now conducted. Each of Holding and Acquiror is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be qualified would not be reasonably likely to have, individually or in the aggregate, a Holding Material Adverse Effect. Each of Holding and Acquiror has heretofore made available to the Company true and complete copies of its certificate of incorporation and by-laws as currently in effect. Since the date of its incorporation, each of Holding and Acquiror has not engaged in any activities other than in connection with or as contemplated by this Agreement.

     5.2.   Corporate Authorization.
            -----------------------

     (a) The execution, delivery and performance by each of Holding and Acquiror of this Agreement and the consummation by each of Holding and Acquiror of the Merger and the other transactions contemplated hereby are within the corporate powers of each of Holding and Acquiror and have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Holding or Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Holding and Acquiror and assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Holding and Acquiror, enforceable in accordance with its terms.

     (b) The Board of Directors of each of Holding and Acquiror has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of such company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend and recommended to its stockholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof. Holding, in its capacity as the sole stockholder of Acquiror, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger. The stockholders of Holding have unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Merger.

     5.3.   Governmental Authorization.  The execution, delivery and performance
            --------------------------
by each of Holding and Acquiror of this Agreement and the consummation by Holding and Acquiror of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or regulation or filing with, any Governmental Entity by Holding or Acquiror other than (a) those set forth in clauses (a) through (d) of Section 4.3 and (b) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, would not prevent or materially impair the ability of Holding or Acquiror to consummate the Merger or the other transactions contemplated by this Agreement.

     5.4.   Non-Contravention.  The execution, delivery and performance by
            -----------------
Holding and Acquiror of this Agreement and the consummation by Holding and Acquiror of the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of either of Holding or Acquiror, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with any provision of Law, binding upon or applicable to either of Holding and Acquiror or by which any of their respective properties is bound or affected, (c) constitute a default under (or an event that with notice or lapse of time or both could reasonably become a default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, license, franchise, joint venture, limited liability or partnership agreement or other instrument binding upon, either of Holding or Acquiror, or (d) result in the creation or imposition of any Lien on any asset of either of Holding or Acquiror other than, in the case of clauses (b), (c) and (d), any such items that would not prevent or materially impair the ability of Holding or Acquiror to consummate the Merger or the other transactions contemplated by this Agreement.

     5.5.   Financing.
            ---------

     (a) Acquiror has received and executed commitment letters dated February 23, 2001 from Credit Suisse First Boston ("CSFB") and DLJ Investment Funding, Inc. ("DLJ") (collectively, the "Commitment Letters"), pursuant to which CSFB and DLJ have committed, subject to the terms and conditions set forth therein, to provide to the Company the amount of financing set forth in the Commitment Letters (the "Financing"), to complete the transactions contemplated hereby and for working capital and general corporate purposes following the Effective Time. A true and complete copy of each of the Commitment Letters is attached hereto as Exhibit B. The Commitment Letters have not been amended or modified. Acquiror
---------
has fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid as of the date hereof (and will duly pay any such fees after the date hereof). The Commitment Letters are valid and in full force and effect and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder on the part of Holding or Acquiror.

     (b) The Commitment Letters have been obtained, subject to the terms and conditions thereof, to pay in part the aggregate Merger Consideration pursuant to the Merger, to refinance in part any indebtedness of the Company and its Subsidiaries that will become due as a result of the transactions contemplated by this Agreement, to pay all related fees and expenses, and to provide additional financing for future working capital and general corporate needs of the Company and its Subsidiaries. The obligations to fund the commitments under the Commitment Letters are not subject to any conditions other than as set forth in the Commitment Letters. It is the good faith belief of Holding and Acquiror, as of the date hereof, that the Financing will be obtained. Each of Holding and Acquiror will use its reasonable best efforts to cause the Financing to be completed on the terms set forth in the Commitment Letters.

     (c) The Financing, together with the other funds available to Acquiror, will provide sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms set forth in this Agreement.

     (d) Immediately after the consummation of the Merger, the Surviving Corporation (i) will not be insolvent, (ii) will not be left with unreasonably small capital, and (iii) will not have debts beyond its ability to pay such debts as they mature.

     5.6.   Information to Be Supplied.
            --------------------------

     (a) The Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     (b) The information supplied or to be supplied by Holding and Acquiror for inclusion or incorporation by reference in (i) the Schedule 13E-3 will, at the time it is first filed with the SEC and at any time it is amended or supplemented, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) the Proxy Statement will, at the time of the mailing thereof and at the time of the Company Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which has become untrue or misleading.

     (c) The Proxy Statement and the Schedule 13E-3 (in each case with respect to information relating to Holding and Acquiror) and the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     (d) Notwithstanding the foregoing, neither Holding nor Acquiror makes any representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement, the Registration Statement or the Schedule 13E-3 based on information supplied by the Company for inclusion or incorporation by reference therein.

     5.7.   No Breach.  Each Person affiliated with the Buying Group listed on
            ---------
Section 5.7 of the Holding and Acquiror Disclosure Schedule has reviewed Article 4 of this Agreement and has no actual knowledge as of the date hereof of any breaches of the representations or warranties contained therein such that the condition in Section 9.3(a)(ii) would not be satisfied.

     5.8.   Disclaimer of Other Representations and Warranties.  Holding and
            --------------------------------------------------
Acquiror do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. It is understood that any data, any financial information or any memoranda or other materials or presentations are not and shall not be deemed to be or to include representations and warranties of Holding and Acquiror. Except as expressly set forth herein, no Person has been authorized by Holding or Acquiror to make any representation or warranty relating to Holding or Acquiror or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Holding or Acquiror.

                                   ARTICLE 6

                           COVENANTS OF THE COMPANY

     The Company agrees as set forth below.

     6.1.   Company Interim Operations.  Except as set forth in the Company
            --------------------------
Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of Acquiror (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause each of its Material Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice (with such changes as the Company determines in good faith are necessary or advisable with respect to (w) changes in U.S. or global economic, industry or political conditions, (x) changes in U.S. or global financial markets or conditions, (y) any generally applicable change in Law or interpretation of any thereof and/or (z) the announcement of this Agreement or the transactions contemplated hereby or the Company's performance of its obligations under this Agreement and compliance with the covenants set forth herein), and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material Permits that are required for the Company or such Material Subsidiary to carry on its business, (iii) keep available the services of its present key officers and employees, and (iv) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of Acquiror, the Company shall not, nor shall it permit any of its Subsidiaries, directly or indirectly, to:

     (a) amend the Company's or any Subsidiary's certificate of incorporation or by-laws (or equivalent organizational documents);

     (b) (i) split, combine or reclassify any shares of capital stock of the Company or amend the terms of any rights, warrants or options to acquire its securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its Equity Interests, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any rights, warrants or options to acquire its securities, except for ordinary course dividends by Company Subsidiaries or, with respect to clause (iii) only, pursuant to the existing terms of any Company Employee Plan or Foreign Plan or any agreement executed pursuant thereto;

     (c) issue, deliver, sell, or authorize the issuance, delivery or sale of, its Equity Interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, its Equity Interests, other than,
(i) in connection with directors' qualifying shares, (ii) the issuance of Company Shares upon the exercise of stock options granted prior to the date hereof or in accordance with their present terms, and (iii) the issuance of Company Shares in exchange for CBRE Stock Fund Units allocated under the Deferred Compensation Plan prior to the date hereof, in accordance with the terms of the Deferred Compensation Plan;

     (d) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions any Person, any Equity Interests of any Person, any division or business of any Person or all or substantially all of the assets of any Person for consideration having a fair market value in excess of $5.0 million in any single or series of related transactions or $15.0 million in the aggregate;

     (e) sell, lease, encumber or otherwise dispose of any assets which are material to the Company and its Subsidiaries, taken as a whole, other than (i) sales in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of the Company's business, (iii) assets related to discontinued operations, and (iv) contributions or other transfers of assets to any Joint Venture permitted by
Section 6.1(d) hereof;

provided, however, that the consent of Acquiror to do any of the foregoing shall not be unreasonably withheld;

     (f) (i) (A) incur any indebtedness for borrowed money, except to fund working capital in the ordinary course consistent with past practice under the Company's existing credit facilities, (B) issue or sell any debt securities (except intercompany debt securities) or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (C) make any loans, advances (other than to employees of and consultants to the Company in the ordinary course of business) or capital contributions to, or, except as permitted by 6.1(d), investments in, any other Person, other than to the Company or any Subsidiary of the Company or (D) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than obligations of Subsidiaries and the endorsements of negotiable instruments for collection in the ordinary course of business consistent with past practice), or (ii) enter into or materially amend any contract, agreement, commitment or arrangements to effect any of the transactions prohibited by this Section 6.1(f);

     (g) except in the ordinary course of business consistent with past practice, (i) materially amend, modify or terminate any material contract, agreement or arrangement of the Company or any of its Material Subsidiaries or
(ii) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Material Subsidiaries thereunder; provided, however, that the consent of Acquiror to do any of the forgoing shall not be unreasonably withheld;

     (h) (i) except as required by Law or any existing agreement, increase the amount of compensation of any director or executive officer of the Company,
(ii) except as required by Law, an agreement existing on the date hereof or pursuant to a Company severance policy existing on the date hereof, grant any severance or termination pay to any director or senior officer of the Company or any Material Subsidiary, (iii) adopt any additional material employee benefit plan or (iv) except as may be required by Law or as necessary to comply with the terms of this Agreement, amend in any material respect any Company Employee Plan or Foreign Plan; provided, however, that the consent of Acquiror to do any of the forgoing shall not be unreasonably withheld;

     (i) materially change the Company's methods of accounting in effect at September 30, 2000, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants; provided, however, that the consent of Acquiror to do any of the forgoing shall not be unreasonably withheld;

     (j) (i) settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim that is material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) settle, pay or discharge any Claim against the Company with respect to or arising out of the transactions contemplated by this Agreement;

     (k) other than in the ordinary course of business consistent with past practice, (i) make any material Tax election or take any position on any Company Return filed on or after the date of this Agreement or adopt any method therein that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods,

(ii) enter into any settlement or compromise of any material Tax liability that in either case is material to the business of the Company and its Subsidiaries, taken as a whole, (iii) file any amended Company Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

     (l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger); and

     (m) agree or commit to do any of the foregoing; provided that the limitations set forth in Sections 6.1(b) through 6.1(g) and Section 6.1(l) shall not apply to any action, transaction or event occurring exclusively between the Company and any Company Subsidiary or exclusively between any Company Subsidiaries.

     6.2.   Stockholder Meeting.  Subject to Section 6.3, the Company shall
            -------------------
cause a meeting of its Stockholders (the "Company Stockholder Meeting") to be duly called and held as promptly as reasonably practicable after the date hereof for the purpose of obtaining the Company Stockholder Approval. Subject to
Section 6.3 hereto, (i) the Company's Board of Directors shall recommend approval and adoption by its Stockholders of this Agreement and the transactions contemplated hereby, including the Merger (the "Company Recommendation") and
(ii) the Company shall take all other reasonable lawful action to solicit and secure the Company Stockholder Approval. The Company Recommendation, together with a copy of the opinion referred to in Section 4.16(b), shall be included in the Proxy Statement. Holding and Acquiror or their agents shall have the right to solicit from the Company Stockholders proxies in favor of adoption of this Agreement and the transactions contemplated hereby.

     6.3.   Acquisition Proposals; Board Recommendation.
            -------------------------------------------

     (a) The Company agrees that it shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of the Company or any Company Subsidiary, directly or indirectly, to (i) solicit or initiate the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes or that would reasonably be expected to lead to any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities or (iv) enter into any agreement with respect to any Acquisition Proposal; provided, however, that if the Company receives an unsolicited Acquisition Proposal from a Third Party that the Company's Board of Directors or the Special Committee determines in good faith is or could reasonably be expected to lead to the delivery of a Superior Proposal from that Third Party, the Company may, subject to compliance with the other provisions of this Section 6.3, furnish information to, and engage in discussions and negotiations with, such Third Party with respect to its Acquisition Proposal ("Permitted Actions"). Notwithstanding the foregoing, the Board of Directors shall not take any Permitted Actions unless the Company provides Acquiror with reasonable advance notice thereof.

     (b) Except as permitted by this Section 6.3(b), neither the Board of Directors of the Company, the Special Committee nor any committee thereof shall amend, withdraw, modify, change, condition or qualify in any manner adverse to Acquiror, the Company Recommendation (it being understood and agreed that a communication by the Board of Directors of the Company or the Special Committee to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the Company Stockholders in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute a withdrawal, modification, amendment, condition or qualification of the Company Recommendation for all purposes of this Agreement, including this
Section 6.3 and Section 10.1(e)). Notwithstanding the foregoing, in the event that the Board of Directors of the Company or the Special Committee takes the actions set forth in Section 6.3(e), the Board of Directors of the Company or the Special Committee may (i) withdraw or modify in any manner adverse to Acquiror, the Company Recommendation and (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal.

     (c) Unless the Company's Board of Directors or the Special Committee has previously withdrawn, or is concurrently therewith withdrawing, the Company Recommendation in accordance with this Section 6.3, neither the Company's Board of Directors nor any committee thereof shall recommend any Acquisition Proposal to the Company Stockholders. Notwithstanding the foregoing, nothing contained in this Section 6.3(c) or elsewhere in this Agreement shall prevent the Company's Board of Directors or the Special Committee from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by or otherwise complying with applicable Law.

     (d) The Company shall notify Acquiror promptly (but in no event later than the next Business Day) after receipt by the Company of any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries or any request for a waiver or release under any standstill or similar agreement, by any Person that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made an Acquisition Proposal; provided, however, that prior to participating in any discussions or negotiations or furnishing any such information, the Company shall receive from such Person an executed confidentiality agreement on terms that are not materially less favorable to the Company than the Confidentiality Agreement. The notice shall indicate the terms and conditions of the proposal or request and the identity of the Person making it, and the Company will promptly notify Acquiror of any material modification of or material amendment to any Acquisition Proposal (and the terms of such modification or amendment); provided, however, that, without limiting what changes may be material, any change in the consideration to be paid with respect to the Acquisition Proposal shall be deemed to be a material modification or a material amendment. The Company shall keep Acquiror informed, on a reasonably current basis, of the status of any negotiations, discussions and documents with respect to such Acquisition Proposal or request.

     (e) Holding, Acquiror or the Company may terminate this Agreement, if the Company's Board of Directors or the Special Committee, after consultation with its financial and legal advisors, shall have determined (i) to approve or recommend an Acquisition Proposal after concluding that the Acquisition Proposal constitutes a Superior Proposal and (ii) to enter into a binding agreement concerning the Acquisition Proposal; provided, however, that the Company may not exercise its right to terminate under this Section 6.3(e), unless (1) the Company shall have provided to Acquiror at least three (3) Business Days' prior written notice that its Board of Directors or the Special Committee has authorized the termination and intends to terminate this Agreement pursuant to this Section 6.3(e), specifying the material terms and conditions of the Acquisition Proposal, and (2) Acquiror does not make, within three (3) Business Days of delivery of the notice, an offer such that a majority of the disinterested members of the Company's Board of Directors or the Special Committee determines that the foregoing Acquisition Proposal no longer constitutes a Superior Proposal. In connection with the forgoing, the Company agrees that it will not enter into an agreement which binds the Company with respect to such an Acquisition Proposal unless (x) the Company simultaneously delivers to Acquiror the notice contemplated by the foregoing proviso, (y) such agreement is not binding on the Company until three (3) Business Days after delivery of the notice set forth in this Section 6.3(e) and (z) the Company has the right under such agreement to unilaterally terminate such agreement prior to the termination of this Agreement without any payment or other liability or obligation of any kind.

     (f) The Company shall immediately cease, and shall cause any party acting on its behalf to cease, and cause to be terminated any existing discussions or negotiations with any Third Party conducted heretofore with respect to any of the foregoing and shall request any such parties in possession of confidential information about the Company or its Subsidiaries that was furnished by or on behalf of the Company or its Subsidiaries to return or destroy all such information in the possession of any such party or the agent or advisor of any such party.

                                   ARTICLE 7

                       COVENANTS OF HOLDING AND ACQUIROR

     Each of Holding and Acquiror agrees as set forth below.

     7.1.   Director and Officer Liability.
            ------------------------------

     (a) Holding, Acquiror and the Surviving Corporation agree that the Surviving Corporation shall adopt on or prior to the Effective Time, in its certificate of incorporation and by-laws, the same indemnification, limitation of or exculpation from liability and expense advancement provisions as those set forth in the Company's certificate of incorporation and by-laws, in each case as of the date of this Agreement, and that such provisions shall not be amended, repealed, revoked or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or the Company Subsidiaries or are otherwise entitled to the benefit of such provisions, unless such modification is required after the Effective Time by applicable Law.

     (b) To the fullest extent permitted under applicable Law, commencing at the Effective Time and continuing for six (6) years thereafter, Holding shall, and Holding shall cause the Surviving Corporation to, indemnify, defend and hold harmless, each present and former director, officer or employee of the Company and each Company Subsidiary and their respective estates, heirs, personal representatives, successors and assigns (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) (each, a "Claim"), arising out of or pertaining to any action or omission in their capacity as director or officer of the Company or any Subsidiary of the Company or their serving at the request of the Company or any Subsidiary of the Company as director, officer, trustee, partner or fiduciary of another Person, pension or other employee benefit plan or enterprise in each case occurring on or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that in the event any Claim or Claims for indemnification are made within such six year period, all rights to indemnification in respect of any such Claim or Claims shall continue until the final disposition of any and all such Claims. Without limiting the foregoing, in the event of any Claim, (i) Holding and the Surviving Corporation shall (x) periodically advance reasonable fees and expenses (including attorneys fees) with respect to the foregoing, (y) pay the reasonable fees and expenses of counsel selected by each Indemnified Party, promptly after statements therefor are received and (z) vigorously assist each Indemnified Party in such defense, and (ii) Holding and the Surviving Corporation, as applicable, shall cooperate in the defense of any matter; provided, however, that Holding and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

     (c) For six (6) years from the Effective Time, the Surviving Corporation shall, and Holding shall cause the Surviving Corporation to, provide to the Company's and each Company Subsidiary's directors and officers liability and fiduciary liability insurance protection with the same coverage and in the same amount, and on terms no less favorable to the directors and officers than that provided by the Company's directors' and officers' liability insurance policies in effect on the date hereof; provided, however, that the Surviving Corporation shall not be obligated to make premium payments for such insurance to the extent such annual premiums exceed 250% of the annual premiums paid as of the date hereof by the Company for such insurance; and provided, further, that if the premiums with respect to such insurance exceed 250% of the annual premiums paid as of the date hereof by the Company for such insurance, the Surviving Corporation shall be obligated to obtain such insurance with the maximum coverage as can be obtained at an annual premium equal to the sum of (i) 250% of the annual premiums paid by the Company as of the date hereof plus (ii) the cumulative amount by which the premiums paid after the Effective Time are less than the product of 250% of the annual premiums paid by the Company as of the date hereof and the number of years that have expired since the Effective Time.

     (d) All rights to indemnification and/or advancement of expenses contained in any agreement with any Indemnified Parties as in effect on the date hereof with respect to matters occurring on or prior to the Effective Time (including the transactions contemplated hereby) shall survive the Merger and continue in full force and effect.

     (e) This Section 7.1 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns and the covenants and agreements contained herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

     (f) If the Surviving Corporation or any of it successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.1.

     (g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under such policies.

     7.2.   Employee Benefits.
            -----------------

     (a) For twelve (12) months from the Effective Time, Holding shall provide (or shall cause the Surviving Corporation to provide) employees of the Company and the Company Subsidiaries with benefits under employee benefit plans (other than equity based compensation) that are no less favorable in the aggregate than those currently provided by the Company and the Company Subsidiaries to its employees. For purposes of any employee benefit plan or arrangement maintained by Holding or the Surviving Corporation, Holding and the Surviving Corporation shall recognize (or cause to be recognized) service with the Company and its Subsidiaries and any predecessor entities (and any other service credited by the Company under similar benefit plans) for all purposes (including for vesting, eligibility to participate, severance, and benefit accrual; provided, however, that solely to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by Holding or the Surviving Corporation may be reduced by amounts payable under similar employee benefit plans of the Company and its Subsidiaries with respect to the same periods of service). Any benefits accrued by employees of the Company or any Company Subsidiary prior to the Effective Time under any defined benefit pension plan of the Company or any Company Subsidiary that employs a final average pay formula shall be calculated based on the terms of such plan. From and after the Effective Time, Holding and the Surviving Corporation shall waive any pre-existing condition limitations and credit any flexible spending account balances, deductibles and out-of-pocket expenses that are applicable and/or covered under the Company's and its Subsidiaries' employee benefit plans, and are incurred by the employees and their beneficiaries during the portion of the plan year prior to participation in the benefit plans provided by Holding and the Surviving Corporation. The provisions of this Section 7.2 shall not create in any employee or former employee of the Company or any Company Subsidiary any rights to employment or continued employment with Holding, Acquiror, the Surviving Corporation or the Company or any of their respective Subsidiaries, successors or Affiliates. The provisions of this Section 7.2 shall apply to employees of the Company or any Company Subsidiary who are on disability or leave of absence.

     (b) Participants in the Company's 401(k) plan and non-qualified retirement plans will receive all Company contributions for the partial year ending on the Closing Date without regard to any last day of the plan year requirement or service requirement.

     7.3.   Severance Plan.  For one (1) year from the Effective Time, Holding
            --------------
shall provide (or shall cause the Surviving Corporation to provide) employees of the Company and the Company's Subsidiaries with a severance plan that is no less favorable than the plan currently applicable to the Company's employees. Holding and the Surviving Corporation shall recognize (or cause to be recognized) service with the Company and its Subsidiaries or any predecessor entities (and any other services credited by the Company under similar severance plans) for all purposes; provided, however, that solely to the extent necessary to avoid duplication of benefits, amounts payable under other severance plans provided by Holding or the Surviving Corporation may be reduced by the amounts payable under the Company's severance plan.

     7.4.   Conduct of Holding and Acquiror.  Holding will and will take all
            -------------------------------
action necessary to cause Acquiror to perform its obligations under this Agreement to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

     7.5.   Transfer Taxes.  All state, local or foreign sales, use, real
            --------------
property transfer, stock transfer or similar Taxes (including any interest or penalties with respect thereto) attributable to the Merger (collectively, the "Transfer Taxes") shall be timely paid by Holding, Acquiror or the Surviving Corporation.

     7.6.   Investment Banking Fee.  If the Closing shall occur, Holding,
            ----------------------
Acquiror and the Surviving Corporation shall pay or cause to be paid all fees and expenses due to Morgan Stanley & Co. Incorporated from the Company pursuant to the agreement referred to in Section 4.16(a).

     7.7.   Financing Arrangements.
            ----------------------

     (a) Holding and Acquiror shall use their reasonable best efforts to obtain the Financing on the terms set forth in Commitment Letters and in an amount at least equal to the Financing on or prior to the date of the Company Stockholders Meeting. The Commitment Letters and the definitive agreements contemplated thereby (along with any other document pursuant to which Holding and Acquiror intends to obtain financing of all or a portion of the Financing) are referred to herein collectively as the "Financing Agreements". The Company will be afforded a reasonable opportunity to review and comment on the representations and warranties contained in the Financing Agreements. Holding and Acquiror shall use reasonable best efforts to ensure that the representations and warranties contained in the Financing Agreements shall be consistent with the Commitment Letters.

     (b) Holding or Acquiror shall provide prompt written notice to the Company of (i) RCBA 's, DLJ's or CSFB's refusal or unwillingness to provide the financing described in the Contribution and Voting Agreement or the Commitment Letters, as the case may be, and, in each case, the stated reasons therefor (to the extent known).

     (c) In the event that any portion of the Financing becomes unavailable in the manner or from the sources originally contemplated, Holding and Acquiror will use their reasonable best efforts to obtain any such portion from alternative sources on substantially comparable terms, if available. Holding and Acquiror acknowledge and agree that the condition set forth in Section 9.3(c) would be satisfied if they were able to obtain financing on terms substantially comparable to those set forth in the draft commitment letter of CSFB dated November 9, 2000 previously delivered to the Company.

     (d) The Company acknowledges and agrees that Holding and Acquiror shall have the right to seek to obtain alternative debt financing that they believe to be on more favorable terms than the terms of the Commitment Letters so long as they simultaneously continue to use their reasonable best efforts to obtain the Financing on the terms set forth in the Commitment Letters.

     7.8.   Contribution and Voting Agreement.  Holding and Acquiror shall
            ---------------------------------
enforce to the fullest extent permitted by applicable Laws Sections 3.1 and 4.4 of the Contribution and Voting Agreement. Sections 3.1 and 4.4 of the Contribution and Voting Agreement shall not be amended, modified, terminated or waived without the prior written approval of the Company and the Special Committee or a majority of the disinterested members of the Board of Directors.

     7.9.   Board Member.  Holding and Acquiror agree to cause the initial Board
            ------------
of Directors of Holding after the Effective Time to include one person who is currently employed by the Company (other than Messrs. Wirta and White) as an active broker of the Company.

                                   ARTICLE 8

                COVENANTS OF HOLDING, ACQUIROR AND THE COMPANY

     The parties hereto agree as set forth below.

     8.1.   Efforts and Assistance.
            ----------------------

     (a) Subject to the terms and conditions hereof, each party will use commercially reasonable best efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Entities or other Third Parties. The Company, Holding and Acquiror shall furnish all information required to be included in the Proxy Statement, the Schedule 13E-3, the Registration Statement or for any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions contemplated by this Agreement. Holding, Acquiror and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger. Holding and Acquiror shall act reasonably and as promptly as reasonably practicable.

     (b) Each of the Company and Holding shall make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby promptly and shall promptly respond to any request for additional information pursuant to the HSR Act and supply such information. In addition, the Company and Holding shall each promptly make any other filing that is required under any Non-U.S. Competition Law. Holding, Acquiror and the Company shall each use their commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Merger under any antitrust or trade or regulatory Laws or regulations of any Governmental Entity, and neither the Company nor any of the Company Subsidiaries shall agree to do any of the actions set forth in the foregoing clause without the prior written consent of Acquiror. Holding and Acquiror shall reasonably consult with the Company and, subject to being permitted by the Governmental Entity to do so, the Company shall have the right to attend and participate in any telephone calls or meetings that Holding or Acquiror has with any Person with regard to this Agreement and the transactions contemplated hereby.

     (c) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisers to provide, such cooperation as is reasonably necessary in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Closing in respect of the transactions contemplated by this Agreement, including (i) participation in meetings, due diligence sessions and road shows, (ii) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, (iii) the execution and delivery of any commitment or financing letters, underwriting , purchase or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents and comfort letters and consents of accountants as may be reasonably requested by Holding and Acquiror and taking such other actions as are reasonably required to be taken by the Company in the Commitment Letters or any other financing arrangements contemplated by Section 7.7 hereof; provided, however, that (A) the terms and conditions of any of the agreements and other documents referred to in clause (iii) shall be consistent with the terms and conditions of the financing required to satisfy the condition precedent set forth in Section 9.3(d), (B) the Company shall be given a reasonable amount of time to review and comment on the terms and conditions of any of the agreements and other documents set forth in clause (iii) prior to the execution of those documents, (C) the terms and conditions of such financing may not require the payment of any commitment or other fees by the Company or any of its Subsidiaries, or the incurrence of any liabilities by the Company or any of its Subsidiaries, prior to the Effective Time and the obligation to make any such payment shall be subject to the occurrence of the Closing and (D) the Company shall not be required to provide any such assistance which would interfere unreasonably with the business or operations of the Company or its Subsidiaries. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Holding and Acquiror, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no such prepayment or redemption shall themselves actually be made until contemporaneously with or after the Effective Time of the Merger.

     8.2.   Proxy Statement and Schedule 13E-3.
            ----------------------------------

     (a) Reasonably promptly after execution of this Agreement, the Company shall prepare the Proxy Statement, file the Proxy Statement with the SEC under the Exchange Act, and use commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Holding, Acquiror and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Acquiror of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Acquiror reasonably promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Acquiror and its counsel the opportunity to review and comment on the Proxy Statement and any other documents filed with the SEC or mailed to the Company Stockholders prior to their being filed with, or sent to, the SEC or mailed to its Stockholders and shall give Acquiror and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and any other documents filed with, or sent to, the SEC or mailed to the Company Stockholders and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or mailed to its Stockholders. Each of the Company, Holding and Acquiror agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the Stockholders. Prior to the date of approval of the Merger by the Stockholders, each of the Company, Holding and Acquiror shall correct promptly any information provided by it and used in the Proxy Statement that shall have become false or misleading in any material respect, and the Company shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Stockholders, in each case to the extent required by applicable Law.

     (b) Promptly following the date of this Agreement, Holding, Acquiror and the Company shall file with the SEC, and shall use all commercially reasonable efforts to cause any of their respective Affiliates engaging in this transaction to file with the SEC, a Schedule 13E-3 with respect to the Merger. Each of the parties hereto agrees to use all commercially reasonable efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Schedule 13E-3 shall be filed with the SEC concurrently with the filing of the Proxy Statement. Each of the Company, Holding and Acquiror agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information is or shall have become incomplete, false or misleading.

     8.3.   Public Announcements.  The parties shall consult with each other
            --------------------
before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld or delayed, except as may be required by applicable Law or any listing agreement with any national securities exchange.

     8.4.   Access to Information; Notification of Certain Matters.
            ------------------------------------------------------

     (a) From the date hereof until the Effective Time and subject to applicable Law, the Company shall (i) give to Holding and Acquiror, their counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records; (ii) furnish or make available to Holding and Acquiror, their counsel, financial advisors, auditors and other authorized representatives any financial and operating data and other information as those Persons may reasonably request; and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of Holding and Acquiror in their investigation. Any investigation pursuant to this Section shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and shall be in accordance with any other existing agreements or obligations binding on the Company or any of its Subsidiaries. Unless otherwise required by Law, each of Holding and Acquiror will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold any nonpublic information obtained in any investigation in confidence in accordance with and agrees to be bound by, the terms of the confidentiality letter, dated December 15, 2000, as amended as of the date hereof (the "Confidentiality Agreement"), among the Company and the members of the Buying Group. No investigations pursuant to this Section 8.4(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     (b) The Company shall give prompt notice to Holding and Acquiror, and Holding and Acquiror shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect; (ii) any failure of the Company or Holding and Acquiror, as the case may be, to materially comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to materially comply with or satisfy , any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement; and (iv) the occurrence of any event, development or circumstance which has had or would be reasonably likely to result in a Company or Holding Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 8.4(b) shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.

     8.5.   Further Assurances.  Upon the terms and subject to the conditions of
            ------------------
this Agreement, each of the parties hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Acquiror, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquiror, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     8.6.   Registration Statement.
            ----------------------

     (a) Reasonably promptly after execution of this Agreement, Holding shall prepare and file with the SEC the Registration Statement; provided, however, that Holding and Acquiror shall use their commercially reasonable efforts to file the Registration Statement simultaneously with the filings of the Schedule 13E-3 and the Proxy Statement. Holding and the Company agree to cooperate in coordinating such simultaneous filings. Holding shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing and to keep the Registration Statement effective as long as is necessary to offer and sell shares of common stock of Holding to employees of the Company. Holding and the Company shall also take any action required to be taken under any applicable state securities or blue sky Laws in connection with the issuance of shares of common stock of Holding.

     (b) Holding and the Company shall cooperate with each other in the preparation of the Registration Statement, and Holding shall notify the Company of the receipt of any comments of the SEC with respect to the Registration Statement and of any requests by the SEC for any amendment thereto or for additional information and shall provide to the Company reasonably promptly copies of all correspondence between Holding or any representative of the Holding and the SEC. Holding shall give the Company and its counsel the opportunity to review the Registration Statement prior to its being filed with the SEC and shall give the Company and its counsel the opportunity to review all amendments to the Registration Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Holding will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, the Company or Holding discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment to the Registration Statement, so that the document will not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers any misleading information shall promptly notify the other parties hereto and an appropriate amendment describing the information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the recipients of the Prospectus.

     (c) Subject to compliance with applicable securities Laws, Holding and Acquiror will use their commercially reasonable efforts to provide adequate information and communications to the employees of the Company concerning the proposed capitalization of Holding and any proposals of Holding or Acquiror to allow employees of the Company to purchase shares of common stock of Holding pursuant to the Registration Statement or to otherwise acquire equity securities of Holding.

     8.7.   Disposition of Litigation.  The Company will consult with Holding
            -------------------------
with respect to any Action by any Third Party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement and, subject to Section 6.3, will resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement. Holding may participate in (but not control) the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement at Holding's sole cost and expense. In addition, subject to Section 6.3, the Company will not voluntarily cooperate with any Third Party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Debt Offer, the Merger or the other transactions contemplated by this Agreement and will cooperate with Holding to resist any such effort to restrain or prohibit or otherwise oppose the Debt Offer, the Merger or the other transactions contemplated by this Agreement.

     8.8.   Confidentiality Agreements.  The parties acknowledge that the
            --------------------------
Company and the members of the Buying Group entered into the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms. Without the prior written consent of Acquiror, neither the Company nor any Subsidiary of the Company will waive or fail to enforce any provision of any confidentiality or similar agreement which the Company has entered into since November 10, 2000 in connection with a business combination relating to the Company.

     8.9.   Resignation of Directors.  Prior to the Effective Time, the Company
            ------------------------
shall use its commercially reasonable efforts to deliver to Acquiror evidence satisfactory to Acquiror of the resignation of all directors of the Company (other than Richard C. Blum, Bradford M. Freeman, Raymond E. Wirta and W. Brett White), effective at the Effective Time.

     8.10.  Senior Subordinated Notes.
            -------------------------

     (a) At or prior to the Effective Time, the Company, Holding and Acquiror will take all actions as may be necessary to (i) repurchase the aggregate principal amount of the Company's 8-7/8% Senior Subordinated Notes due 2006 (hereinafter referred to as the "Notes") that are tendered to the Company on the terms set forth in Section 8.10 of the Company Disclosure Schedule and such other customary terms and conditions as are reasonably acceptable to Acquiror and (ii) obtain the consent of holders of such principal amount of the Notes outstanding required pursuant to terms of the First Supplemental Indenture dated as of May 26, 1998 between the Company and State Street Bank and Trust Company of California, National Association, as Trustee (the "Indenture"), to amend the terms of the Indenture in the manner set forth in Section 8.10 of the Company Disclosure Schedule (the foregoing clauses (i) and (ii), together the "Debt Offer"). Notwithstanding the foregoing, in no event shall the Company be required to take any action that could obligate the Company to repurchase any Notes or incur any additional obligations to the holders of Notes prior to the Effective Time.

     (b) The Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as reasonably requested by the Acquiror, and the Company shall not, without Acquiror's prior consent, waive any material condition to the Debt Offer, make any changes to the terms and conditions of the Debt Offer set forth in Section
8.10 of the Company Disclosure Schedule or make any other material changes in the terms and conditions of the Debt Offer. Notwithstanding the immediately preceding sentence, Acquiror shall not request that the Company make any change to the terms and conditions of the Debt Offer which decreases the price per Note payable in the Debt Offer, changes the form of consideration payable in the Debt Offer (other than by adding consideration) or imposes conditions to the Debt Offer in addition to those set forth in Section 8.10 of the Company Disclosure Schedule which are materially adverse to holders of the Notes (it being agreed that a request by Acquiror that the Company waive any condition in whole or in part at any time and from time to time in its sole discretion shall not be deemed to be materially adverse to any holder of Notes), unless such change was previously approved in writing by the Special Committee or a majority of the disinterested members of the Board of Directors of the Company.

     (c) Promptly following the date of this Agreement, Holding, Acquiror and the Company shall prepare an offer to purchase the Notes (or portions thereof) and forms of the related letter of transmittal (the "Letter of Transmittal") (collectively, the "Offer to Purchase") and summary advertisement, as well as other information and exhibits (collectively, the "Offer Documents"). Holding, Acquiror and the Company shall cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of Notes in connection with the Debt Offer shall be subject to the prior review, comment and reasonable approval of Acquiror. Provided that this Agreement shall not have been terminated in accordance with Section 10.1 , the Company shall, promptly after request of Acquiror (but in no event earlier than twenty calendar days after the date hereof), commence the Debt Offer and cause the Offer Documents to be mailed to the holders of the Notes as promptly as practicable following execution of this Agreement. The Company, Holding and Acquiror agree promptly to correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.

     (d) In connection with the Debt Offer, if requested by Acquiror, the Company shall promptly furnish Acquiror with security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the beneficial owners and/or record holders of Notes, each as of a recent date, and shall promptly furnish Acquiror with such additional information (including but not limited to updated lists of Noteholders, mailing labels, security position listings and non-objecting beneficial owners lists) and such other assistance as Acquiror or its agents may reasonably require in communicating the Debt Offer to the record and beneficial holders of Notes.

                                   ARTICLE 9

                             CONDITIONS TO MERGER

     9.1.   Conditions to the Obligations of Each Party.  The obligations of the
            -------------------------------------------
Company, Holding and Acquiror to consummate the Merger are subject to the satisfaction of the following conditions:

     (a)    the Company Stockholder Approval shall have been obtained;

     (b) any applicable waiting period or required approval under the HSR Act, Non-U.S. Competition Law or any other similar applicable Law required prior to the completion of the Merger shall have expired or been earlier terminated or received;

     (c) no Governmental Entity of competent authority or jurisdiction shall have issued any Law or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger; provided, however, that the parties hereto shall use their commercially reasonable efforts to have any such Law or other legal restraint vacated; and

     (d) the Registration Statement shall have been declared by the SEC and continue to be effective.

     9.2.   Conditions to the Obligations of the Company.  The obligations of
            --------------------------------------------
the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) each of Holding and Acquiror shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Holding and Acquiror contained in this Agreement that are qualified by reference to a Holding Material Adverse Effect shall be true and correct when made and at and as of the Effective Time, as if made at and as of such time, and (B) all other representations and warranties of Holding and Acquiror shall have been true and correct in all material respects when made and at and as of the Effective Time as if made at and as of such time, and (iii) the Company shall have received a certificate signed by the Chief Executive Officer or President of each of Holding and Acquiror to the foregoing effect;

     (b) each of Holding and Acquiror shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Section 5.3, which if not obtained or made (i) would render consummation of the Merger illegal or (ii) (assuming the Effective Time had occurred) would be reasonably likely to have, individually or in the aggregate, a Holding Material Adverse Effect or a Company Material Adverse Effect; and

     (c) Holding and Acquiror shall have caused the valuation firm which has delivered a solvency letter to the financial institutions providing the Financing (or, if no such letter has been provided thereto, a valuation firm reasonably acceptable to the Company) to have delivered to the Company a letter addressed to the Special Committee and the Board of Directors in form and substance reasonably satisfactory to the Special Committee as to the solvency of the Company and its Subsidiaries after giving effect to the Merger, the financing arrangements contemplated by Acquiror with respect to the Merger and the other transactions contemplated hereby.

     9.3.   Conditions to the Obligations of Acquiror.  The obligations of
            -----------------------------------------
Acquiror to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in this Agreement that are qualified by reference to a Company Material Adverse Effect shall be true and correct when made and at and as of the Effective Time, as if made at and as of such time, and (B) all other representations and warranties of the Company shall have been true and correct in all material respects when made and at and as of the time of the Effective Time, as if made as of such time, and (iii) Acquiror shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect;

     (b) the Company shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Section 4.3 which if not obtained or made (i) would render consummation of the Merger illegal or (ii) would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that this condition shall be deemed satisfied if the failure of this condition is due to willful breach by Holding or Acquiror of any covenant or willful failure to perform any agreement or a willful breach by Holding or Acquiror of any representation or warranty contained in any of the agreements related to the Financing;

     (c) the funding contemplated by the Commitment Letters shall have been obtained on substantially the terms set forth in the Commitment Letters or the funding of the alternative financing contemplated by Section 7.7 shall have been obtained; and

     (d) the consents of the holders of the Notes required by Section 8.10(a) shall have been obtained.

                                  ARTICLE 10

                                  TERMINATION

     10.1.  Termination.  This Agreement may be terminated and the Merger
            -----------
abandoned at any time prior to the Effective Time by written notice, whether before or after the Company Stockholder Approval shall have been obtained:

     (a) by mutual written agreement of Holding, Acquiror and the Company, in each case duly authorized by the Boards of Directors or a duly authorized committee thereof;

     (b)    by either Acquiror or the Company, if

            (i) the Merger shall not have been consummated by July 20, 2001 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section

     10.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the End Date;

            (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Acquiror from consummating the Merger is entered and the judgment, injunction, judgment, order or decree shall have become final and nonappealable and, prior to that termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, the Law, judgment, injunction, order or decree; or

            (iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

     (c) by the Company, (i) if a breach of any representation, warranty, covenant or agreement on the part of Holding or Acquiror set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 9.2(a) not to be satisfied, and such condition shall be incapable of being satisfied by the End Date; or (ii) as contemplated by Section 6.3(e); provided, however, that termination of this Agreement pursuant to this clause
(ii) shall not be effective until the Termination Fee has been paid to Acquiror in accordance with Section 10.2(b);

     (d) by Acquiror if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 9.3(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

     (e) by Acquiror if the Board of Directors of the Company or the Special Committee shall (i) (A) amend, withdraw, modify, change, condition or qualify the Company Recommendation in a manner adverse to Holding and Acquiror; (B) approve or recommend to the Company Stockholders an Acquisition Proposal (other than by Holding, Acquiror or their Affiliates); or (C) approve or recommend that the Company Stockholders tender their Company Shares in any tender or exchange offer that is an Acquisition Proposal (other than by Holding, Acquiror or their Affiliates); (ii) deliver any notice pursuant to Section 6.3(e) that it intends to terminate this Agreement and such notice is not unconditionally withdrawn prior to the third Business Day following such delivery; (iii) in the case of the Board of Directors, the Special Committee or any other duly authorized committee thereof, approve a resolution or agree to do any of the foregoing (it being understood and agreed that the delivery of notice pursuant to Section 6.3(e) and any subsequent public announcement of such notice shall not entitle Acquiror to terminate this Agreement pursuant to this Section 10.1(e), provided such notice is unconditionally withdrawn prior to the third Business Day following delivery and the Company has previously unconditionally terminated any agreement entered into in connection with the related Acquisition Proposal); or
(iv) any Person or group (other than Holding, Acquiror or their Affiliates) acquires beneficial ownership of a majority of the outstanding Company Shares.

     10.2.  Effect of Termination.
            ---------------------

     (a) If this Agreement is terminated pursuant to Section 10.1 (including any termination by way of Section 6.3), there shall be no liability or obligation on the part of Holding, Acquiror, the Company or any of their respective officers, directors, Stockholders, agents or Affiliates, except no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement; provided that the provisions of Sections 8.3, 8.8, 10.2 and 10.3 and Article 11 of this Agreement, shall remain in full force and effect and survive any termination of this Agreement.

     (b) In the event that this Agreement is terminated by Acquiror pursuant to Section 10.1(e) or by the Company pursuant to Section 10.1(c)(ii), the Company shall pay to RCBA by wire transfer of immediately available funds to an account designated by RCBA on the next Business Day following such termination a cash amount equal to the sum of $7,500,000 plus all reasonable and documented out-of-pocket expenses and fees incurred by Holding and its stockholders on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement; provided, however, that the aggregate amount of expenses and fees to be paid by the Company shall not exceed $3,000,000 (collectively, the "Termination Fee"). This Section 10.2(b) is intended to be for the benefit of, and shall be enforceable by, RCBA.

     (c) In the event that (i) this Agreement is terminated pursuant to Sections 10.1(b)(iii) or 10.1(d), (ii) an Acquisition Proposal (with all percentages included in the definition of Acquisition Proposal increased to 51% for purposes of this definition) has been made prior to the Company Stockholder Meeting or such termination (and, in the case of Section 10.1(d), prior to the breach giving rise to termination) and (iii) a transaction contemplated by an Acquisition Proposal (with all percentages included in the definition of Acquisition Proposal increased to 51% for purposes of this definition) is completed or a definitive agreement is executed by the parties thereto with respect to an Acquisition Proposal (with all percentages included in the definition of Acquisition Proposal increased to 51% for purposes of this definition) within twelve (12) months from the date this Agreement is terminated, the Company shall pay to RCBA by wire transfer of immediately available funds to an account designated by RCBA on the next Business Day following the closing of the transaction contemplated by such Acquisition Proposal, a cash amount equal to the Termination Fee.

     10.3.  Fees and Expenses.  Except as otherwise specifically provided
            -----------------
herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the Merger is consummated.

                                  ARTICLE 11

                                 MISCELLANEOUS

     11.1.  Notices.  All notices, requests and other communications to any
            -------
party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

     if to Holding or Acquiror, to:

            c/o BLUM Capital Partners, L.P.
            909 Montgomery Street, Suite 400
            San Francisco, California  94133
            Attention:  Murray A. Indick
            Facsimile No.: (415) 434-3130

     with a copy to:

            Simpson Thacher & Bartlett
            3330 Hillview Avenue
            Palo Alto, California  94304
            Attention:  Richard Capelouto
            Facsimile No.: (650) 251-5002

     if to the Company, to:

            CB Richard Ellis Services, Inc.
            200 North Sepulveda Boulevard
            Suite 300
            El Segundo, California 90245
            Attention:  Walter V. Stafford
            Facsimile:  (310) 563-8632

     with a copy to:

            McDermott, Will & Emery
            227 West Monroe Street
            Chicago, Illinois 60606
            Attention:  Thomas J. Murphy, P.C.
            Facsimile:  (312) 984-7700

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, request or other communication shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery when delivered at the address specified in this Section.

     11.2.  Amendment and Restatement; Effectiveness of Representations and
            ---------------------------------------------------------------
Warranties and Agreements.
-------------------------

     (a) This Agreement amends certain provisions of the Original Agreement and restates the terms of the Original Agreement in their entirety so as to reflect and give effect to such amendments. All amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect from the date of the Original Agreement.

     (b) Each of the representations and warranties of each party hereto made in this Agreement shall be deemed (i) to be made on the date of the Original Agreement and as of the Closing Date and (ii) not made on the date hereof.

     11.3.  Survival of Representations, Warranties and Covenants after the
            ---------------------------------------------------------------
Effective Time.  The representations and warranties contained herein and in any
--------------
certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. The covenants contained in Articles 2, 3, 7 and 11 shall survive the Effective Time.

     11.4.  Amendments; No Waivers.
            ----------------------

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time, if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Holding and Acquiror or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval, no such amendment or waiver shall, without the further approval of the Company Stockholders, be made that would require such approval under any applicable Law. Notwithstanding the foregoing, any amendment or waiver agreed to by the Company shall be effective only if authorized or approved in writing by the Special Committee or a majority of the members of the Board of Directors not affiliated with the Buying Group.

     (b) At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts of such party and (b) waive any inaccuracies in the representations and warranties of such party contained herein or in any document delivered pursuant hereto; provided, however, that any extension or waiver agreed to by the Company shall be effective only if authorized or approved in writing by the Special Committee or a majority of the members of the Board of Directors not affiliated with the Buying Group. No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     11.5.  Successors and Assigns.  The provisions of this Agreement shall be
            ----------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that all or any of the rights or obligations of Holding or Acquiror may be assigned to any direct or indirect wholly-owned Subsidiary of such party (which assignment shall not relieve such assigning party of its obligations hereunder); provided, further, that other than with respect to the foregoing proviso, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation hereof shall be null and void.

     11.6.  Counterparts; Effectiveness; Third Party Beneficiaries.  This
            ------------------------------------------------------
Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in Section 7.1 and Section 10.2(b), no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     11.7.  Governing Law.  This Agreement shall be construed in accordance with
            -------------
and governed by the internal Laws of the State of Delaware applicable to contracts executed and fully performed within the state of Delaware.

     11.8.  Jurisdiction.  Except as otherwise expressly provided in this
            ------------
Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 11.1 shall be deemed effective service of process.

     11.9.  Enforcement.  The parties agree that irreparable damage would occur
            -----------
in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

     11.10. Entire Agreement.  This Agreement (together with the exhibits and
            ----------------
schedules hereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

     11.11. Authorship.  The parties agree that the terms and language of this
            ----------
Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

     11.12. Severability.  If any term or other provision of this Agreement is
            ------------
invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     11.13. Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY
            --------------------
WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.14. Headings; Construction.  The headings contained in this Agreement
            ----------------------
are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) "it" or "its" or words denoting any gender include all genders, (c) the word "including" shall mean "including without limitation," whether or not expressed, (d) any reference herein to a Section, Article, Paragraph, Clause or Schedule refers to a Section, Article, Paragraph or Clause of or a Schedule to this Agreement, unless otherwise stated, and (e) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day.

                                 *     *     *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


CBRE HOLDING, INC.                      CB RICHARD ELLIS SERVICES, INC.


By: /s/ Claus Moller                    By: /s/ Walter Stafford
   --------------------------------        --------------------------------
Its: President                          Its: Senior Executive Vice
    -------------------------------         -------------------------------
                                             President and General Counsel
                                            -------------------------------

BLUM CB CORP.


By: /s/ Claus Moller
   --------------------------------
Its: President
    -------------------------------